MARKETAXESS REPORTS 2005 SECOND QUARTER RESULTS
Revenues Up 6% Versus Prior Year on Higher Trading Volumes
NEW YORK, August 10, 2005 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced results for the second quarter ended June 30, 2005.
Total revenues for the second quarter of 2005 increased 5.7% to $19.3 million, compared to $18.2 million in the second quarter of 2004. Pre-tax income in the second quarter of 2005 was $2.8 million compared to $4.3 million in the second quarter of 2004. Net income in the second quarter of 2005 totaled $1.8 million, or $0.05 per share on a diluted basis, compared to $43.1 million in the second quarter of 2004. Net income in the second quarter of 2004 included an income tax benefit of $38.8 million related to the utilization of net operating loss carryforwards. The second quarter of 2004 net income results presented above have been restated to reflect the impact of a $0.9 million reduction to the benefit for income taxes, decreasing net income from $44.0 million to $43.1 million, as discussed below in more detail.
Operating margin, defined as pre-tax income as a percentage of total revenues, was 15% in the second quarter of 2005, compared to 23% in the second quarter of 2004.
Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess, commented, “Despite the difficult operating environment in the second quarter, driven by the auto sector downgrades and the resulting market dislocation, we are well-positioned for long-term growth with the signing of new two-year fee agreements with sixteen dealer clients on our U.S. high-grade platform. With the signing of these new agreements, we have enhanced the MarketAxess liquidity pool to the benefit of our 572 active institutional clients who utilize MarketAxess for best execution in the credit markets. Furthermore, in the second quarter we continued to build out our credit default swaps product, which we expect to bring to the market in September. Working with eleven leading global dealers, our new credit default swaps product is a natural extension for our platform and builds on MarketAxess’ leadership position in electronic trading for credit markets.”
Second Quarter Results
U.S. high-grade corporate bond commissions totaled $11.6 million in the second quarter of 2005, an increase of 0.6% compared to $11.5 million in the second quarter of 2004. European high-grade corporate bond commissions totaled $3.3 million in the second quarter of 2005, a decrease of 7.9% compared to $3.6 million in the second quarter of 2004. Other commissions increased 8.9% in the second quarter of 2005 to $1.8 million, compared to $1.7 million in the second quarter of 2004. Other revenue, which consists of information and user access fees, license fees, interest income and other revenue, increased 77% to $2.6 million in the second quarter of 2005 compared to $1.4 million in the second quarter 2004. Higher interest income and an increase in the number of subscribers to our Corporate BondTickerTM service, as well as changes to the service fee schedule introduced in the third quarter of 2004, were the primary drivers of the increase in other revenue. Our second quarter 2005 results reflect the implementation of our new U.S. high-grade fee plan on June 1, 2005.
Total expenses for the second quarter of 2005 increased 17.9% to $16.5 million, compared to $14.0 million in the second quarter of 2004. Professional and consulting fees increased to $2.7 million,

compared to $0.8 million in the second quarter of 2004, largely due to increased costs associated with being a public company and consulting expenses. Technology and communications expenses increased to $2.2 million, versus $1.5 million in the second quarter of 2004, driven primarily by increased market data and data communication costs. Employee compensation and benefits increased to $8.7 million, compared to $8.4 million in the second quarter of 2004, as a result of increased costs related to employee benefit programs. These increases were partially offset by the absence of Moneyline revenue share expense. The Moneyline revenue share program, which concluded in the first quarter of 2005, accounted for $0.4 million of expense during the second quarter of 2004.
Deferred Income Tax Assets
The Company has restated its consolidated financial statements for the year ended December 31, 2004 and the first quarter of 2005 as a result of certain misapplications of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, relating to the recording of deferred income taxes.
In 2005, the Company retained new tax advisors who assisted with the preparation of the Company’s 2004 tax returns. During a reconciliation of the 2004 tax returns to the 2004 Consolidated Statements of Operations, the Company identified that the tax benefit of $41.3 million and related deferred income tax assets for the year ended December 31, 2004 had been overstated by a net $1.1 million.
Although the Company does not consider the overstatement of $1.1 million to be material for any quarter of 2004 or the full-year 2004, the Company restated its 2004 Consolidated Financial Statements for the year ended December 31, 2004 and the three months ended March 31, 2005 because the impact of these revisions would have been material to the Company’s Consolidated Financial Statements for the second quarter of 2005 if recorded in that quarter. The overstatement primarily resulted from the incorrect recording of deferred tax assets with respect to compensation expense for incentive stock options, alternative minimum tax credits and other items identified in the preparation of the tax return. The Company will file a form 10-K/A for 2004 and 10Q/A for the first quarter of 2005 reflecting the effects of the restatement.
Trading Volume
Total trading volumes in the second quarter of 2005 increased 4.3% to $72.1 billion, compared to $69.1 billion in the second quarter of 2004, but declined 19.1% when compared to the first quarter of 2005. U.S. high-grade trading volume totaled $44.7 billion in the second quarter, a 1.1% increase over 2004 second quarter volume of $44.2 billion. Total U.S. high-grade trading volume for the second quarter of 2005 includes single-dealer inquiries of $0.9 million, which the Company began separately reporting on June 1, 2005. European high-grade trading volumes in the second quarter of 2005 decreased 3.4% to $17.0 billion, compared to $17.6 billion in the second quarter of 2004. Other trading volumes in the second quarter of 2005 increased 42.2% to $10.5 billion, from $7.4 billion in the second quarter of 2004.
Credit Derivatives
In the second quarter, we continued to develop critical technology infrastructure and software for the MarketAxess credit default swaps (CDS) platform. We are proceeding with our efforts to develop a multi-dealer system to provide electronic credit derivatives trading services between dealers and institutional investors, initially focused on CDS indices in both the United States and Europe. Our objective is to offer clients a fully electronic trade process, from the provision of pre-trade information through trade initiation, execution and confirmation.
We are being assisted in these efforts by eleven of our broker-dealer clients and The Depository Trust & Clearing Corporation (DTCC).

Our plans continue to call for commercial launch of the new platform in September of 2005.
Balance Sheet Data
As of June 30, 2005, total assets were $179.3 million. This included $106.8 million in cash, cash equivalents and securities, an increase of $7.9 million when compared to March 31, 2005. The number of diluted shares outstanding on a weighted-average basis (used for EPS calculations) was 35.4 million for the second quarter of 2005. Total stockholders’ equity was $164.3 million as of June 30, 2005.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ Chairman and CEO, and James N.B. Rucker, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-798-2801 (U.S.) or 617-614-6205 (international). The passcode for all callers is 36903663. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for two weeks after the announcement. The passcode for replay callers is 98990280. The Webcast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 500 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, agencies, high yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse First Boston, Deutsche Bank Securities, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, JP Morgan, Jefferies & Company, Lehman Brothers, Merrill Lynch, Morgan Stanley, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
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Contacts:
Media Relations

Andy Nybo	Melissa Kanter
MarketAxess Holdings Inc.	Edelman
(212) 813-6246	(212) 704-8261
Investor Relations

Stephen Davidson	Michele Loguidice
MarketAxess Holdings Inc.	Edelman
(212) 813-6021	(212) 704-8243

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30			June 30
	2005	2004		2005	2004
	Reported	Restated	Reported	Reported	Restated	Reported
	($ in thousands, except per share data)
		(unaudited)			(unaudited)
Revenues
Commissions
U.S. high-grade	$11,562	$11,492	$11,492	$24,080	$22,916	$22,916
European high-grade	3,336	3,622	3,622	7,737	8,143	8,143
Other	1,828	1,678	1,678	3,562	3,482	3,482

Total Commissions	16,726	16,792	16,792	35,379	34,541	34,541
Information and user access fees	1,004	532	532	2,039	1,021	1,021
License fees	491	566	566	1,271	1,148	1,148
Interest Income	777	116	116	1,377	270	270
Other	284	228	228	524	426	426

Total revenues	19,282	18,234	18,234	40,590	37,406	37,406

Expenses
Employee compensation and benefits	8,673	8,445	8,445	17,917	16,610	16,610
Depreciation and amortization	1,084	1,081	1,081	2,092	1,827	1,827
Technology and communications	2,163	1,547	1,547	4,005	3,139	3,139
Professional and consulting fees	2,735	790	790	4,629	1,736	1,736
Warrant-related expense	—	—	—	—	2,524	2,524
Marketing and advertising	589	518	518	1,282	1,143	1,143
Moneyline revenue share	—	356	356	(50)	820	820
General and administrative	1,223	1,239	1,239	2,527	2,341	2,341

Total expenses	16,467	13,976	13,976	32,402	30,140	30,140

Income before provision for income taxes	2,815	4,258	4,258	8,188	7,266	7,266
Provision for income taxes	991	(38,794)	(39,737)	3,307	38,702	(39,645)

Net income	$1,824	$43,052	$43,995	$4,881	$45,968	$46,911

Per Share Data:
Earnings per share:
Basic	$0.07	$12.18	$12.47	$0.18	$12.21	$12.50
Diluted	$0.05	$1.44	$1.47	$0.14	$1.54	$1.57

Weighted-average common shares:
Basic	27,728	3,300	3,300	27,578	3,298	3,298
Diluted	35,425	29,981	29,981	35,454	29,921	29,921

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	June 30, 2005	December 31, 2004
	Reported	Restated	Reported
	($ in thousands)
	(unaudited)	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$37,630	$97,652	$97,652
Securities available for sale and held to maturity	69,138	5,797	5,797
Deferred income taxes	37,322	40,351	41,410
All other assets	35,166	31,846	31,846

Total assets	$179,256	$175,646	$176,705

Liabilities and Stockholders’ Equity

Total liabilities	$14,958	$20,428	$20,428
Total stockholders’ equity	164,298	155,218	156,277

Total liabilities and stockholders’ equity	$179,256	$175,646	$176,705

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)

U.S. high-grade — multi dealer	$43,776	$44,192	$98,530	$89,200
U.S. high-grade — single dealer [1]	900	—	900	—
European high-grade	16,961	17,560	39,849	41,176
Other	10,456	7,352	21,980	13,710

Total	$72,093	$69,104	$161,259	$144,086

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)

U.S. high-grade	$698	$713	$795	$714
European high-grade	269	279	319	327
Other	163	119	176	110

Total	$1,130	$1,110	$1,290	$1,150

Number of U.S. Trading Days [2]	64	62	125	125
Number of U.K. Trading Days [3]	63	63	125	126
Recommended Early Closes [4]	1	3	4	6

[1]	Effective June 2005, the Company began breaking out U.S. High-Grade single-dealer inquiries.

[2]	The number of U.S. trading days is based on the Bond Market Association’s Holiday Recommendation Calendar.

[3]	The number of U.K. trading days is based on the U.K. Bank Holiday Schedule.

[4]	The number of recommended early closes is based on the Bond Market Association’s Holiday Recommendation Calendar.